QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.20

[COGENT LETTERHEAD]

1015 31st Street, NW Suite 330
Washington, DC 20007
Tel: 202-295-4208
Fax: 202-338-8798

June 15, 2000

Robert N. Beury, Jr.
11926 Richland Lane
Oak Hill, VA 20171

Dear Bob,

        Cogent Communications is offering you the position of General Counsel and Vice President of Law. This position will offer a total compensation of $196,000. Base salary will be paid semi-monthly.

        In addition to the cash compensation you receive, Cogent will issue 175,000 shares of options to purchase common equity in the company at a strike price of $1.00. 100% of these options will vest quarterly over a 4-year period. Based upon the targeted capitalization of the company, there will be 90.0 million shares outstanding.

        Cogent will periodically perform employee evaluations at minimum intervals of 12 months commencing within 18 months of your employment. These reviews will be utilized to evaluate your compensation package relative to the market for similar level professionals at organizations of comparable stage of development and market opportunity to Cogent. The findings of these reviews will be submitted to the company's compensation committee for final decision and appropriate compensation adjustments.

        In the event of Termination Without Cause, you will receive six month's salary against $196,000. In the event of a Change of Control and Termination Without Cause or Constructive Termination, in addition to the conditions mentioned above, you will receive 50% of your unvested shares at the $1.00 strike price.

        As a member of Cogent's team, you will be entitled to company funded health care insurance, dental coverage, and life insurance. The company has also implemented a 401(k) retirement plan that is corporately administered, however, it will require individual contributions on a non-matching basis by individual participants. Cogent will offer 3 weeks paid vacation in recognition of your previous vacation compensation. Additionally, the company will implement 6 fixed major holidays and 2 discretionary floating holidays to be chosen from other less recognized holidays.

        If this offer is accepted by June 20th, 2000, your employment date will be considered July 10th, 2000 and the vesting of your stock options will begin at that time. During the period of time between July 10th, 2000 and September 5th, 2000, your duties and responsibilities will be on a part-time basis. Additionally, effective July 10th, 2000, you are eligible for participation in all of Cogent's benefit plans that provide for participation by part-time employees. During this period of employment, your sole compensation will be the accrued vesting of your options. The cash portion of your compensation will commence upon your full time employment for Cogent on or about September 5th, 2000. Upon acceptance of this offer of employment, you will be required to sign a standard non-compete and non-disclosure agreement with the company.

        We look forward to having you join our team and build the most advanced next generation network for high-speed Internet services. This offer remains in effect through June 20th, 2000 at 10:00am. If you have any further questions, please give me a call at 202-295-4208.

Sincerely,
/s/ Shawn Kolb
Shawn Kolb Director of Human Resources
Accepted
/s/ Robert N. Beury, Jr.
Robert N. Beury, Jr.	Date

QuickLinks

  Exhibit 10.20